Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is entered into this 30th day of May, 2008, between Community Bankers Acquisition Corp., a corporation organized and existing under the laws of the Commonwealth of Virginia (“Company”), and George M. Longest, Jr. (“Employee”).
     WHEREAS, Company and BOE Financial Services of Virginia, Inc. (“Merger Partner”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Merger Partner will be merged into Company; and
     WHEREAS, Company and Employee have agreed that upon the consummation of the merger (the “Merger”) contemplated by the Merger Agreement, Employee shall become an employee of Company under the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:
     1. Employment. Conditional upon consummation of the Merger and Employee being in the employment of Merger Partner on the effective date of the Merger (the “Merger Date”), and effective at the Merger Date, Employee shall be employed by Company on the terms and subject to the conditions set forth in this Agreement.
     2. Term. The term of the employment hereunder shall commence on the Merger Date and shall continue until the third anniversary of the Merger Date, unless terminated earlier as provided herein (the “Term”); provided, however, that on each anniversary of the Merger Date, upon the review and approval of Company’s Board of Directors, the Term shall be extended by an additional year unless Company or Employee gives written notice at least thirty (30) days prior to an anniversary date that no further extensions shall occur.
     3. Position and Responsibilities. Commencing upon the Merger Date, Employee shall serve as the President of the Company and, effective January 1, 2010, Employee shall also serve as the Chief Executive Officer of the Company. Subject to the review and approval of the Board of Directors of Company’s banking subsidiary (the “Bank”), and subject to the further review and approval of the Bank’s Board of Directors as to the extension of the term as set forth in Section 2, during the Term, Employee also shall serve as the Chief Executive Officer of the Bank. Employee shall have the duties, responsibilities, rights, power and authority that may be from time to time delegated or assigned to him by the Boards of Directors of Company or the Bank.
     4. Duties. During the period of employment hereunder, Employee shall devote all of his time, attention, skills and efforts to the business of Company and the Bank and the faithful performance of his duties and responsibilities hereunder. Employee shall be loyal to Company and the Bank and shall refrain from rendering any business services to any person or entity other than Company and the Bank and their respective affiliates without the prior written consent of Company.
     5. Compensation and Benefits.
     (a) Annual Base Salary. During the Term, Company shall pay Employee an annual base salary equal to or in excess of the Employee’s current annual base salary, subject to applicable federal and state income and social security tax withholding requirements (the “Base Salary”). The initial Base Salary shall be determined as soon as practicable after the Merger Date by the Board of Directors of the Company and shall be effective as of the Merger Date. The Base Salary shall be payable in accordance with Company’s customary payroll practices and may be increased, but not decreased, upon regular reviews in accordance with senior management compensation policies and performance of Employee.
     (b) Reimbursement of Expenses. Company shall pay or reimburse Employee for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement. Such expenses shall be appropriately documented and submitted to Company in accordance with Company’s policies and procedures as established from time to time.
     (c) Vacation and Sick Leave. Employee shall be provided with vacation and sick leave in accordance with Company’s policies and procedures for senior executives as established from time to time, but in no event less than four weeks of vacation annually.
     (d) Employee Benefit Plans. During the Term, Employee shall be entitled to participate in the employee benefit plans of Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other similarly situated senior executive employees on a basis not less favorable than that provided to such class of employees.
     (e) Incentive Bonus Plans. During the Term, Employee shall be entitled to participate in Company’s incentive-based bonus plans, applicable to his employment position, in accordance with both the terms and conditions of such plans and Company’s policies and procedures as established from time to time.
     (f) Other Employment Benefits. The Company will provide Employee with an appropriate automobile or automobile allowance, including appropriate insurance coverage and maintenance expenses, as determined by the Board of Directors of the Company. The Company will pay (or reimburse Employee for) Employee’s country club dues incurred during the Term.
     (g) Stock Compensation. Employee will be entitled to receive during the Term stock awards under the Company’s stock incentive plan in such amounts and subject to such terms and conditions as determined by the Compensation Committee or the Board of Directors. In addition, as soon as reasonably practicable after consummation of the

Merger, Employee shall receive a stock option to purchase such number of shares of Company common stock as determined by the Board of Directors of the Company at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and with such further terms and conditions as may be set forth in a separate stock option agreement.
     6. Termination of Employment.
     (a) Termination Upon Death or Disability. If Employee dies while employed by the Company, the Company will pay his beneficiary designated in writing or, if none, his estate, as applicable, an amount equal to two (2) months of Employee’s Base Salary in effect at his death. Such amount shall be payable in a lump sum payment within twenty (20) days of Employee’s death. If the Company determines that the Disability, as hereinafter defined, of Employee has occurred, it may terminate Employee’s employment and this Agreement upon thirty (30) days written notice, provided that, within such thirty day notice period, Employee shall not have returned to full-time performance of Employee’s assigned duties. If Employee’s employment is terminated for Disability, Employee shall be entitled only to the disability benefits provided under the policy of disability insurance provided for all employees, as such policy may be changed from time to time. For the purpose of this Agreement, “Disability” shall be as defined under Company’s disability insurance policy maintained for Employee from time to time.
     (b) Termination for Cause. Employee’s employment may be terminated for Cause at any time without further liability on the part of the Company. If the Company terminates Employee for Cause, Employee shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. Termination for Cause shall be effective immediately or upon such notice to Employee as may determined by the Company. For the purpose of this Agreement, “Cause” means: (A) the repeated failure of Employee to perform his responsibilities and duties hereunder after reasonable notice and opportunity to cure; (B) the commission of an act by Employee constituting dishonesty or fraud against Company or the Bank; (C) the conviction of or the entering of a guilty or no contest plea with respect to a felony or any crime involving moral turpitude; (D) any breach by Employee of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of Company or the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation; or (E) the willful engaging by Employee in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any of its subsidiaries, monetarily or otherwise.
     (c) Termination Without Cause. Company shall have the right to terminate Employee’s employment at any time without Cause. In the event the Company shall terminate Employee’s employment without Cause during the Term, Employee shall be entitled to the following, provided Employee executes a general release of claims prepared by the Company:

     (i) For twenty-four (24) months following the date of termination, the Company shall continue to pay Employee his Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to Employee had his employment not been terminated, subject to applicable federal and state income and social security tax withholding requirements.
     (ii) For twenty-four (24) months following the date of termination, Employee shall continue to receive any health care (medical, dental and vision) plan coverage provided to Employee and his spouse and dependents at the date of termination, with the Company paying the normal Company paid contribution, on a monthly or more frequent basis, for similarly situated active employees during such health care continuation period, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining such coverage for Employee for Employee’s spouse or dependents is not possible under the terms and provisions of such plans and programs or any provision of law would create an adverse tax effect for Employee or the Company due to such participation, the Company shall provide substantially identical benefits directly or through a separate insurance arrangement.
     (iii) The Company’s obligation to provide Employee and his dependents with health care plan coverage pursuant to Section 6(c)(ii) hereof shall terminate with respect to each particular type of insurance if and when Employee has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Employee and his dependents with respect to that specific type of benefit.
     (iv) If Employee dies while receiving such continued health care coverage, Employee’s spouse and dependents will continue to be covered under all applicable health care plans during the remainder of the coverage period as described above. Employee’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such health care continuation coverage period.
     (d) Termination by Employee for Good Reason. Employee may terminate his employment for Good Reason and will be entitled to the payments and other benefits provided in Section 6(c), provided Employee executes a general release of claims prepared by the Company. For purposes of this Agreement, “Good Reason” shall mean:
     (i) the continued assignment to Employee of duties inconsistent with Employee’s position, authority, duties or responsibilities as contemplated by Sections 3 and 4 hereof;

     (ii) any action taken by the Company which results in a substantial reduction in the status of Employee, including a significant diminution in Employee’s position, authority, duties or responsibilities;
     (iii) the relocation of Employee to any other primary place of employment which might require Employee to move his residence which, for this purpose, includes any reassignment to a place of employment located more than thirty-five (35) miles from Employee’s initially assigned place of employment (which includes for purposes of this Agreement both Tappahannock and Richmond, Virginia), without Employee’s express written consent to such relocation; or
     (iv) any failure by the Company, or any successor entity following a Change of Control, to comply with the provisions of Section 5 or to honor any other term or provision of this Agreement.
Notwithstanding the above, Good Reason shall not include the removal of Employee as an officer of any subsidiary of the Company (including the Bank) in order that Employee might concentrate his efforts on the Company, any resignation by Employee where Cause for Employee’s termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Company and which is remedied by the Company within a reasonable time after receipt of notice thereof given by Employee.
     (e) Termination by Employee. Employee shall have the right at any time voluntarily to terminate his employment, upon thirty (30) days written notice, in which event Employee shall be entitled only to the Base Salary through the date of termination.
     7. Change in Control.
     (a) Termination Following Change in Control. Notwithstanding Sections 6(c) and 6(d) above, if Company terminates Employee’s employment without Cause or if Employee resigns with Good Reason within one hundred twenty (120) days after the occurrence of Good Reason, in either case within two (2) years of a Change in Control (as defined herein), Employee will be entitled to the following benefits, subject to applicable federal and state income and social security tax withholding requirements and the execution by Employee of a general release of claims prepared by Company:
     (i) Accrued Obligations. The “Accrued Obligations” are the sum of: (1) Employee’s Base Salary through the date of termination at the rate then in effect; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the annual bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to Employee (but not including amounts that previously had been deferred at Employee’s request, which amounts will be paid in accordance with Employee’s existing directions). The Accrued Obligations will be paid to Employee in a lump sum payment of cash or stock, as applicable, as soon as administratively feasible after the date of termination; provided, however, that if payment of any such Accrued Obligations at such time would result in a prohibited acceleration under Section 409A of the Internal Code of 1986 (the “Code”), such Accrued Obligations shall be paid at the time the Accrued Obligations would have been paid under the applicable plan, policy, program or arrangement relating to such Accrued Obligation had Employee remained employed by the Company.
     (ii) Salary Continuance Benefit. The “Salary Continuance Benefit” is an amount equal to 2.99 times Employee’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Base Salary in effect at the date of termination, plus the average of the annual bonus paid or payable for the two most recently completed years (both of which shall include any amount contributed therefrom by Employee to any salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals). The Salary Continuance Benefit will be paid to Employee in a lump sum cash payment as soon as administratively feasible following the date of termination.
     (iii) Health Care Continuance Benefit. (1) For thirty-six (36) months following the date of termination, coverage under any health care (medical, dental and vision) plan or plans (“Health Care Plans”) shall continue with the Company paying the normal Company paid contribution for similarly situated active employees and with such coverage being available on the same basis as available to similarly situated active employees during such continuation period (the “Health Care Continuance Benefit”), provided that Employee’s continued participation is possible under the general terms and provisions of such plans. If participation in any one or more of the Health Care Plans is not possible under the terms of the Health Care Plan or any provision of law would create an adverse tax effect for Employee or the Company due to such participation, the Company will provide substantially identical benefits directly or through a separate insurance arrangement. The Health Care Continuance Benefit as to any Health Care Plan will cease if and when Employee has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Employee and his dependents with respect to the specific type of benefit.
     (v) Continuance of Health Care Continuation Benefits Upon Death. If Employee dies while receiving a Health Care Continuance Benefit, Employee’s spouse and dependents will continue to be covered under all applicable Health Care Plans during the remainder of the thirty-six (36) month coverage period as described above. Employee’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such thirty-six (36) month period.

     (b) Parachute Limitation and Excise Tax Gross-up. In the event any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(b)) (the “Total Payments”) would subject Employee to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (collectively, the “Excise Tax”) on “excess parachute payments” (as defined in Section 280G of the Code and the regulations related thereto), then Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any income and employment taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments. Notwithstanding the foregoing, if the amount of the Total Payments that exceeds three times the Employee’s “base amount” (as defined in Section 280G of the Code) is less than $25,000, then the Total Payments shall be reduced to the extent necessary so that the Total Payments would not subject Employee to any Excise Tax. All determinations required to be made under this Section 7(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of the Company immediately prior to Employee’s termination of employment (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by the Company, and any determination by the Accounting Firm will be binding upon the Company Bank and Employee. Any Gross-Up Payment, as determined pursuant to this Section 7(e), will be paid by the Company to Employee within ten days of the receipt of the Accounting Firm’s determination.
     (i) If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so indicate to Employee in writing.
     (ii) In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Company to or for the benefit of Employee.
     (c) Change of Control Defined. A “Change in Control” means the occurrence of any of the following events:
     (i) The acquisition by one person, or more than one person acting as a group, of ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 25% of the total fair market value or total voting power of the stock of the Company; however, if any one person, or more than one person acting as a group, is considered to own more than 25% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control and an increase of the effective percentage of stock owned by any one person, or more than one person acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that the following acquisitions will not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (B) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), or (C) any acquisition pursuant to a reorganization, merger, share exchange, or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement providing for such transaction.
     (ii) Where individuals who, as of the Merger Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Merger Date whose election, or nomination for election, by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.
     (iii) The Company consummates after the Merger Date (A) a reorganization, merger, share exchange or consolidation of the Company with any other entity, except as provided above in subparagraph (c)(i)(C), or (B) the sale or other disposition of all or substantially all of the assets of the Company.
     For purposes of this Section, the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. Notwithstanding the foregoing, the consummation of the Merger shall not constitute a Change of Control.
     (d) Restrictive Covenants. If, after the occurrence of a Change of Control, Employee’s employment is terminated without Cause or Employee terminates for Good Reason, the restrictive covenants set forth in Sections 8(e) and 8(g) will be applicable for twelve (12), and not twenty-four (24), months following the date of termination of employment.

     8. Restrictive Covenants.
     (a) Ownership of Work Product. Company shall own all Work Product arising during the course of Employee’s employment. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, United States and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to Company, the Bank, their respective businesses or customers and that Employee conceives, develops, or delivers to Company or the Bank at any time during his employment. Employee agrees to take such actions and execute such further acknowledgments and assignments as Company may reasonably request to give effect to this provision.
     (b) Protection of Trade Secrets. Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Company and the Bank, Employee agrees not to use or disclose any Trade Secrets, as defined by applicable law, of Company and the Bank during or after his employment.
     (c) Protection of Other Confidential Information. In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Company, not to use or disclose any Confidential Business Information of Company or the Bank during his employment and for a period of twenty-four (24) months following termination of his employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets addressed above) concerning Company’s and the Bank’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7(b) and 7(b) shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to Company or the Bank under an obligation of secrecy.
     (d) Return of Materials. Employee shall return to Company, promptly upon its request and in any event upon termination of his employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to Company, the Bank, and their respective businesses or customers. Upon the request of Company, Employee shall certify in writing compliance with the foregoing requirement.
     (e) No Solicitation of Customers. During Employee’s employment with Company and, subject to Section 7(d), for twenty-four (24) months thereafter, Employee shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of Company or the Bank or any of their affiliates at any time during the twelve (12) months prior to the date of termination and with whom Employee has had material contact. A “Competing Business” shall mean a depository financial institution or holding company providing services that are the same as or substantially similar to those provided to the customer by Company or the Bank at the time of termination of Employee’s employment.
     (f) No Recruitment of Personnel. During Employee’s employment with Company and for twenty-four (24) months thereafter, Employee shall not, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, any employee of or consultant to Company or the Bank.
     (g) Non-Competition. During Employee’s employment with Company and, subject to Section 7(d), for twenty-four (24) months thereafter, Employee shall not (without the prior written consent of Company) compete with Company, the Bank or any of their affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company if such depository institution or holding company has one or more offices or branches located within a ten (10) mile radius of the headquarters or any branch banking office of the Company or Bank, or for which regulatory approval is pending, as of the date of termination of employment; provided, however, that any activity that cannot be reasonably construed to have the potential to compete with or to further competition with the Company or the Bank shall not be prohibited by this Agreement.
     9. General Provisions.
     (a) Entire Agreement. Except as provided in the next sentence, this Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by Company and supersedes any and all prior employment or compensation agreements between Employee and Merger Partner, including agreements in effect immediately prior to the Merger. It is specifically agreed and acknowledged that the exercisability of stock options and vesting of restricted stock, benefits or other rights on account of the Merger constituting a “change of control” (as defined in any applicable plan or agreement providing for rights upon the occurrence of a change of control) in plans or agreements other than those designated as severance, separation, change of control or employment agreements shall not be superseded by this Agreement and shall operate in accordance with their terms.
     (b) Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Company’s prior written consent, with the sole exception that the Company or Bank shall be permitted to assign this Agreement to the appropriate person, entity or successor entity in connection with a Change of Control.

     (c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and Company and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     (d) Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     (e) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court, or jury, as the case may be, determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of Employee.
     (f) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to Company or the Bank, to Company’s Chief Executive Officer) or when mailed if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to his last known residential address, and in the case of Company or the Bank, to Company’s corporate headquarters, attention of the Chief Executive Officer, or to such other address as Employee or Company any designate in writing at the time or from time to time to the other party in accordance with this Section.
     (g) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power of privilege. The provisions of this Section 8(g) cannot be waived except in writing signed by both parties.
     (h) Governing Law. This Agreement has been executed and delivered in the Commonwealth of Virginia, and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Virginia.
     (i) Fees and Expenses. The Company will pay or reimburse Employee for all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by Employee (i) in contesting or disputing any termination of the

Employee’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided Employee’s claim is substantially upheld by a court of competent jurisdiction. Any reimbursements to be paid by the Company to Employee under this Section 8(i) must be paid as soon as administratively feasible after the termination of any such litigation or other proceeding, or the settlement thereof, under terms on which the Employee’s claim is substantially upheld.
     (j) Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Employee is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment and date of termination or cessation of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.
[Signatures Appear on the Following Page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above stated.

Community Bankers Acquisition Corp.
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President and Chief Executive Officer

Employee
/s/ George M. Longest, Jr.
George M. Longest, Jr.